Exhibit 10.2

EXECUTION COPY

CONFIDENTIAL TREATMENT REQUESTED

UNDER 17 C.F.R. §§ 200.80(b)4, AND 240.24b-2

PURCHASE OPTION AGREEMENT

by and among

ISIS PHARMACEUTICALS, INC.,

SYMPHONY GENISIS HOLDINGS LLC

and

SYMPHONY GENISIS, INC.

Dated as of April 7, 2006

PURCHASE OPTION AGREEMENT

This PURCHASE OPTION AGREEMENT (this “Agreement”) is entered into as of April 7, 2006 (the “Closing Date”) by and among ISIS PHARMACEUTICALS, INC., a Delaware corporation (“Isis”), SYMPHONY GENISIS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), and SYMPHONY GENISIS, INC., a Delaware corporation (“Symphony GenIsis”).  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in Annex A attached hereto.

PRELIMINARY STATEMENT

WHEREAS, Isis and Holdings have entered into a Technology License Agreement pursuant to which Isis has granted Holdings an exclusive license (the “License”) to the use of certain intellectual property related to the Programs owned or controlled by Isis;

WHEREAS, contemporaneously with the execution of this Agreement, Isis, Holdings and Symphony GenIsis are entering into a Novated and Restated Technology License Agreement, pursuant to which, among other things, Holdings will assign by way of novation the License to Symphony GenIsis;

WHEREAS, Isis and Holdings have entered into a Research and Development Agreement pursuant to which Isis has agreed, among other things, to perform, on behalf of Holdings, research and development of the Programs;

WHEREAS, contemporaneously with the execution of this Agreement, Isis, Holdings and Symphony GenIsis are entering into an Amended and Restated Research and Development Agreement, pursuant to which, among other things, Holdings will assign its rights and obligations under the Research and Development Agreement to Symphony GenIsis;

WHEREAS, contemporaneously with the execution of this Agreement, in order to fund such research and development, institutional investors are committing to invest $75,000,000 in Holdings (the “Financing”) in exchange for membership interests in Holdings and for warrants (the “Warrants”) to purchase up to a total of 4.25 million shares of Isis Common Stock, to be initially issued to Holdings, and Holdings will agree to contribute the net proceeds of the Financing to Symphony GenIsis;

WHEREAS, Holdings desires, in consideration for the Warrants, to grant Isis an option to purchase all of the Common Stock of Symphony GenIsis and any other Equity Securities issued by Symphony GenIsis (together, the “Symphony GenIsis Equity Securities”) owned, or hereinafter acquired, by Holdings on the terms described in this Agreement; and

WHEREAS, Symphony GenIsis and Holdings have determined that it is in each of its best interest to perform and comply with certain agreements and covenants relating to each of its ongoing operations contained in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties”) agree as follows:

Section 1.  Grant of Purchase Option.

(a)   Holdings hereby grants to Isis an exclusive option (the “Purchase Option”) to purchase all, but not less than all, of the outstanding Symphony GenIsis Equity Securities owned or hereinafter acquired by Holdings, in accordance with the terms of this Agreement.

(b)   Symphony GenIsis hereby covenants and agrees that all Symphony GenIsis Equity Securities issued by Symphony GenIsis at any time prior to the expiration of the Term (including to Holdings on, prior to, or after the date hereof or to any other Person at any time whatsoever, in all cases prior to the expiration of the Term) shall be subject to a purchase option on the same terms as the Purchase Option (except as provided by the immediately following sentence) and all of the other terms and conditions of this Agreement without any additional action on the part of Isis or Holdings.  Further, to the extent Symphony GenIsis shall issue any Symphony GenIsis Equity Securities (including any issuance in respect of a transfer of Symphony GenIsis Equity Securities by any holder thereof, including Holdings) after the date hereof to any Person (including Holdings) (any issuance of such Symphony GenIsis Equity Securities being subject to the prior written consent of Isis as set forth in Sections 5(c) and 7(b) hereof, as applicable), Symphony GenIsis hereby covenants and agrees that it shall cause such Symphony GenIsis Equity Securities to be subject to the Purchase Option without the payment of, or any obligation to pay, any additional consideration in respect of such Symphony GenIsis Equity Securities by Isis, Symphony GenIsis or any Symphony GenIsis Subsidiary to the Person(s) acquiring such subsequently issued Symphony GenIsis Equity Securities, the Parties acknowledging and agreeing that the sole consideration payable by Isis pursuant to this Agreement for all of the outstanding Symphony GenIsis Equity Securities now or hereinafter owned by any Person shall be the Purchase Price.

(c)   Isis’ right to exercise the Purchase Option granted hereby is subject to the following conditions:

(i)            The Purchase Option may only be exercised for the purchase of all, and not less than all, of Holdings’ Symphony GenIsis Equity Securities;

(ii)           The Purchase Option may only be exercised a single time;

(iii)          Except as expressly provided in Sections 1(c)(iv) and (v), the Purchase Option may be exercised only during the period (the “Purchase Option Period”) commencing on and including April 7, 2007 (the “Purchase Option Commencement Date”) and ending on and including the earlier of (x) April 7, 2010 (the “Final Termination Date”), and (y) the 90th calendar day (such 90th calendar day, the “Funds Termination Date”) immediately following the first date (each, a “Balance Sheet Deficiency Date”) on which a notice of an impending Funds Termination Date (a “Funds Termination Notice”) is delivered to Isis in accordance with Section 13 hereof, accompanied by an internally prepared, unaudited, balance sheet of Symphony GenIsis (prepared in accordance with GAAP)  stating that the aggregate amount of cash and cash

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equivalents held by Symphony GenIsis is less than [***] net of all accrued and unpaid amounts owing by Symphony GenIsis at such time;

(iv)          In the event that Isis has agreed to share the costs of additional research pursuant to the Research Cost Sharing and Extension Agreement, the Purchase Option Period shall be determined in accordance with the Research Cost Sharing and Extension Agreement (for the avoidance of doubt, funds advanced by Isis pursuant to the Research Cost Sharing and Extension Agreement shall not be included in any calculation of the Purchase Price hereunder); and

(v)           In the event that Holdings terminates the Amended and Restated Research and Development Agreement pursuant to Section 17.2 thereof, Isis shall have five (5) Business Days to notify Holdings of its exercise of the Purchase Option under the terms of this Agreement. Such exercise of the Purchase Option by Isis may occur prior to the Purchase Option Commencement Date (an “Early Purchase Option Exercise”).

Section 2.  Exercise of Purchase Option.

(a)   Exercise Notice.  Isis may exercise the Purchase Option only by delivery of a notice in the form attached hereto as Exhibit 1 (the “Purchase Option Exercise Notice”) during the Purchase Option Period.  The Purchase Option Exercise Notice shall be delivered on a Business Day to Holdings and Symphony GenIsis and shall be irrevocable once delivered.  The date on which the Purchase Option Exercise Notice is first delivered to Holdings and Symphony GenIsis is referred to as the “Purchase Option Exercise Date.”  The Purchase Option Exercise Notice shall contain (1) an estimated date  for the settlement of the Purchase Option (the “Purchase Option Closing”), which date shall be estimated in accordance with this Section 2(a), (2) the  Purchase Price, determined in accordance with Section 2(b) hereof, and (3) if Isis intends to pay part of the Purchase Price in Isis Common Stock, notice of such intent, the number of shares to be transferred as such purchase price, the valuation thereof and the percentage such portion bears to (A) the Purchase Price, and (B) the total amount of Isis Common Stock then issued and outstanding (which shall be no greater percentages than are permitted under Section 2(c)).  Such notice and election shall be irrevocable once given and made.  If, during the period following the delivery of the Purchase Option Exercise Notice, the amount of cash and cash equivalents held by Symphony GenIsis is an amount less than or equal to [***], then Symphony GenIsis shall cease payment of any amounts owed to Isis in respect of its activities pursuant to the Amended and Restated Research and Development Agreement, but shall continue to pay amounts owed to all other Persons.  The date of the Purchase Option Closing (the “Purchase Option Closing Date”) shall be determined as follows:

(i)            If Isis elects to pay the entire Purchase Price in cash, the Purchase Option Closing Date shall be the date that is the later of: (A) five (5) Business Days following the Purchase Option Exercise Date; and (B) five (5) Business Days following the date that Isis receives all necessary Government Approvals related to its HSR Filings; provided, however that unless Holdings receives from Isis an opinion from nationally recognized anti-trust counsel (which opinion is acceptable in form and substance to Holdings) to the effect that no HSR Filings are required, Isis and Holdings shall make all necessary HSR Filings within five (5) Business Days following the Purchase Option

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Exercise Date and shall diligently pursue the related regulatory process; and provided, further that (1) if there is no second request from the Federal Trade Commission or the Department of Justice, as  applicable, with respect to Isis’ or Holdings’ HSR Filings, then in no event shall the Purchase Option Closing Date be more than sixty (60) days following the Purchase Option Exercise Date, and (2) if there is a second request from the Federal Trade Commission or the Department of Justice, as  applicable, with respect to Isis’ or Holdings’ HSR Filings, then in no event shall the Purchase Option Closing Date be more than one hundred and twenty (120) days following the Purchase Option Exercise Date.  If Isis shall fail to make such cash payment within such sixty (60) day period or one hundred and twenty (120) day period, as applicable, then in addition to any other rights that Holdings shall have hereunder, this Agreement shall terminate and Isis shall relinquish all rights hereunder to purchase the Symphony GenIsis Equity Securities; or

(ii)           If Isis  elects to pay a portion of the Purchase Price in Isis Common Stock (subject to the limitations set forth herein and in the Registration Rights Agreement), the Purchase Option Closing Date shall be the date that is the later of:

(A)          five (5) Business Days following the Effective Registration Date of such Isis Common Stock; provided, that Isis shall file the Registration Statement contemplated by Section 3(b)(i) within (x) [***] Business Days after the Purchase Option Exercise Date if Isis is eligible to use Form S-3 under the Securities Act (or any successor form), or (y) [***] Business Days after the Purchase Option Exercise Date if Isis is not eligible to use Form S-3 under the Securities Act (or any successor form); and

(B)           five (5) Business Days following the date that Isis receives the necessary Government Approvals related to its HSR Filings (if any); provided, however, that Isis and Holdings shall make all necessary HSR Filings within five (5) Business Days following the Purchase Option Exercise Date and shall diligently pursue the related regulatory process;

provided, further, that Isis shall use commercially reasonable efforts to have such Registration Statement declared effective by the United States Securities and Exchange Commission as promptly as possible.  In the event that such Registration Statement is not declared effective within [***] days of the Purchase Option Exercise Date, Isis shall pay the full Purchase Price in cash within two (2) Business Days thereafter (in which event the Purchase Option Closing Date shall be the date upon which such cash payment is made by Isis).  If Isis shall fail to make such cash payment within such two (2) Business Day period, then in addition to any other rights or remedies that Holdings shall have arising from such breach, this Agreement shall terminate and Isis shall relinquish all rights hereunder to purchase the Symphony GenIsis Equity Securities.

(b)   Purchase Price Upon Option Exercise.  Upon exercise of the Purchase Option and as complete and full consideration for the sale to Isis by Holdings of its Symphony GenIsis Equity Securities (and for the Symphony GenIsis Equity Securities of any other Person), Isis shall pay to Holdings (i) the “Quarterly Price” set forth on Schedule I hereto for the applicable quarter following the Closing Date in which the Purchase Option Closing Date actually occurs,

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minus (ii) the aggregate amount of all Discontinuation Prices and other amounts paid directly to Holdings or to Symphony GenIsis pursuant to Section 11.1 of the Amended and Restated Research and Development Agreement and subsequently dividended or otherwise distributed to Holdings (if any) (the “Purchase Price”).  In the event of the Early Purchase Option Exercise, pursuant to Section 1(c)(v) hereof, the “Purchase Price” shall be an amount equal to (x) the amount set forth on Schedule I applicable to the Quarterly Price for the 5th Quarter, minus (y) the aggregate amount of all Discontinuation Prices and other amounts paid directly to Holdings or to Symphony GenIsis pursuant to Section 11.1 of the Amended and Restated Research and Development Agreement and subsequently dividended or otherwise distributed to Holdings  (if any).

(c)   Form of Payment.  Subject to Sections 2(a) and 2(e), the Purchase Price may be paid in cash or in a combination of cash and Isis Common Stock, at the sole discretion of Isis; provided, that in no event may the value of Isis Common Stock (determined in accordance with Section 2(e) hereof) delivered in connection with the exercise of the Purchase Option constitute more than either (x) 33% of the total consideration to be tendered for payment of the Purchase Option Exercise Price, calculated using the Isis Common Stock Valuation (as defined herein) procedure, or (y) 10% of all the Isis Common Stock then issued and outstanding.

(d)   Surrender of Symphony GenIsis Equity Securities.  Subject to the terms and conditions of this Agreement, on or prior to the Purchase Option Closing Date, Holdings shall surrender to Isis its certificates representing its Symphony GenIsis Equity Securities, and shall convey good title to such Symphony GenIsis Equity Securities, free from any Encumbrances and from any and all restrictions that any sale, assignment or other transfer of such Symphony GenIsis Equity Securities be consented to or approved by any Person.  On or prior to the Purchase Option Closing Date, Holdings shall remove all directors serving on the Symphony GenIsis Board, other than the Isis Director (as defined in Section 4(b)(iv) hereof) from the Symphony GenIsis Board as of the Purchase Option Closing Date.  Furthermore, Holdings shall use commercially reasonable efforts to deliver to Isis, promptly after the Purchase Option Closing Date, any certificates representing Symphony GenIsis Equity Securities which were not surrendered to Isis on the Purchase Option Closing Date.

(e)   Valuation of Isis Stock.  In the event that Isis elects to pay part of the Purchase Price through the delivery to Holdings of Isis Common Stock, the value per share thereof (the “Isis Common Stock Valuation”) shall equal the average closing price of Isis Common Stock, as reported by the NASDAQ National Market, or other national exchange that is the primary exchange on which Isis Common Stock is listed, for the sixty (60) trading days immediately preceding (but not including) the second trading day prior to the Purchase Option Exercise Date.  If Isis Common Stock is not traded on a national exchange or the NASDAQ National Market, then Isis shall be obligated to pay the Purchase Price solely in cash on the Purchase Option Closing Date.  Isis shall calculate the Isis Common Stock Valuation in accordance with this Section 2(e), subject to review and confirmation by Holdings.

(f)    Government Approvals.  On or prior to the Purchase Option Closing Date, each of Isis, Symphony GenIsis and Holdings shall have taken all necessary action to cause all Governmental Approvals with respect to such Party (including, without limitation, the preparing and filing of any pre-merger notification and report forms required under the Hart-Scott-Rodino

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Antitrust Improvements Act of 1976, as amended (“HSR Filings”)) required to be in effect in connection with the transactions contemplated by this Agreement to be in effect; provided, however, that with respect to Government Approvals required by a Governmental Authority other than the United States federal government and its various branches and agencies, the Parties’ obligations under this Section 2(f) shall be limited to causing to be in effect only those Government Approvals, the failure of which to be in effect would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of the Parties.    Each of Symphony GenIsis and Isis shall pay its own costs associated with taking such action.  Symphony GenIsis shall pay any costs of Holdings associated with obtaining Government Approvals required in connection with the exercise of the Purchase Option.  All other costs and expenses of Holdings shall be paid by Holdings pursuant to Section 8(b) hereof, including any costs arising from any error in Holdings’ initial valuation of its investment in Symphony GenIsis.

(g)   Transfer of Title.  Transfer of title to Isis of all of the Symphony GenIsis Equity Securities shall be deemed to occur automatically on the Purchase Option Closing Date, subject to the payment by Isis on such date of the Purchase Price and its performance of its other obligations herein required to be performed under Sections 2(e) and (f), and under the Registration Rights Agreement, as applicable, on or prior to the Purchase Option Closing Date to the reasonable satisfaction of Holdings, and thereafter Symphony GenIsis shall treat Isis as the sole holder of all Symphony GenIsis Equity Securities, notwithstanding the failure of Holdings to tender certificates representing such shares to Isis in accordance with Section 2(d) hereof.  After the Purchase Option Closing Date, Holdings shall have no rights in connection with such Symphony GenIsis Equity Securities other than the right to receive the Purchase Price; provided, however, that nothing in this Section 2(g) shall affect the survivability of any indemnification provision in this Agreement upon termination of this Agreement.

(h)   Consents and Authorizations.  On or prior to the Purchase Option Closing Date, Isis shall have obtained all consents and authorizations necessary from stockholders and/or its board of directors for the consummation of the exercise and closing of the Purchase Option, as may be required under the organizational documents of Isis, any prior stockholders or board resolution, any stock exchange or similar rules or any applicable law; provided, however, that with respect to consents or authorizations required by a Governmental Authority other than the United States federal government and its various branches and agencies, the Parties’ obligations under this Section 2(h) shall be limited to obtaining only those consents and authorizations, the failure of which to be obtained would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of the Parties.

Section 2A.  Put Option.

(a) Holdings has an exclusive put option (the “Put Option”) for 100% of the Symphony GenIsis Equity Securities which may be exercised if, following a Change of Control with respect to Isis, the successor entity breaches a material term of any Operative Document and such breach continues unremedied for a period of thirty (30) days after Holdings has delivered written notice thereof to such successor entity.

(b)  Holdings may exercise the Put Option only by delivery of written notice (the “Put Option Exercise Notice”) during the Purchase Option Period. The Put Option Exercise

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Notice shall be delivered on a Business Day to the successor entity to Isis and Symphony GenIsis, and shall thereafter be deemed for all purposes under the terms of this Agreement to be a Purchase Option Exercise Notice by Isis (in accordance with the provisions of Section 2 hereof) as of the date such notice is delivered (such date to be deemed for all purposes under the terms of this Agreement as the Purchase Option Exercise Date).  The Purchase Price with respect to such an exercise of the Put Option shall be the Purchase Price otherwise applicable (under Section 2(b) hereof) to the Purchase Option Closing Date selected by Isis following Isis’ receipt of the Put Option Exercise Notice.

Section 3.  Isis Representations, Warranties and Covenants.

(a)   As of the date hereof, Isis hereby represents and warrants, and, except to the extent that any of the following representations and warranties is limited to the date of this Agreement or otherwise limited, on the Purchase Option Closing Date, shall be deemed to have represented and warranted, to Holdings and Symphony GenIsis that:

(i)            Organization.  Isis is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)           Authority and Validity. Isis has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Isis of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of Isis, and no other proceedings on the part of Isis are necessary to authorize this Agreement or for Isis to perform its obligations under this Agreement.  This Agreement constitutes the lawful, valid and legally binding obligation of Isis, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(iii)          No Violation or Conflict.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (A) violate, conflict with or result in the breach of any provision of the Organizational Documents of Isis, (B) as of the date of this Agreement, and as of the Purchase Option Closing Date if Isis elects to pay part of the Purchase Price through the delivery of Isis Common Stock (a “Partial Stock Payment”), conflict with or violate any law or Governmental Order applicable to Isis or any of its assets, properties or businesses, or (C) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Isis, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Isis is a party except, in the case of clauses (B) and (C), to the extent that such conflicts, breaches, defaults or other

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matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isis.

(iv)          Governmental Consents and Approvals.  Other than any HSR Filings which, if the Purchase Option is exercised by Isis and if such HSR Filings are required pursuant to Section 2(a)(i) hereof, will be obtained on or prior to the Purchase Option Closing Date, the execution, delivery and performance of this Agreement by Isis do not, and the consummation of the transactions contemplated hereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isis.

(v)           Litigation.   As of (A) the date of this Agreement, except as disclosed on the Isis 2005 10-K, and (B) the Purchase Option Closing Date if Isis elects to make a Partial Stock Payment, there are no actions by or against Isis pending before any Governmental Authority or, to the knowledge of Isis, threatened to be brought by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isis.  There are no pending or, to the knowledge of Isis, threatened actions, to which Isis is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto.  As of the date of this Agreement, and as of the Purchase Option Closing Date if Isis elects to make a Partial Stock Payment, Isis is not subject to any Governmental Order (nor, to the knowledge of Isis, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isis.

(b)           Isis hereby covenants and agrees with Holdings as follows:

(i)            Immediately prior to the Purchase Option Closing Date, Isis shall have sufficient amounts of cash and/or firm commitments for such cash from third parties with the wherewithal to pay, and which third parties are reasonably acceptable to Holdings and, if applicable, sufficient authorized but unissued, freely transferable and nonassessable Isis Common Stock available to satisfy the portion of the Purchase Price to be paid in cash or Isis Common Stock pursuant to Sections 2(b) and 2(c).  In the event that Isis elects to satisfy any portion of the Purchase Price in Isis Common Stock (A) Isis shall have not later than the Purchase Option Closing Date, a Registration Statement declared effective by the Securities and Exchange Commission for the resale of any such shares of Isis Common Stock to be delivered in partial satisfaction of the Purchase Price, accompanied by evidence reasonably acceptable to Holdings that such Isis Common Stock has been approved for listing on the NASDAQ national market or such other national market on which the Isis Common Stock is then listed, and (B) Isis shall deliver to Holdings on or before the Purchase Option Closing Date, a legal opinion from Isis’ General Counsel, or such other counsel as Isis and Holdings shall mutually agree, which opinion shall be, in form and substance, reasonably acceptable to Holdings and shall

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contain, with respect to the Isis Common Stock to be used as partial payment of the Purchase Price, substantially the same opinions rendered by Isis’ General Counsel in paragraphs 4, 5 and 8 of the opinion delivered to Holdings on the Closing Date, along with customary assumptions and limitations.

(ii)           If Isis elects to satisfy any portion of the Purchase Price in Isis Common Stock, Isis shall convey good and marketable title to such Isis Common Stock, free from any Encumbrances and any and all other restrictions that any issuance, sale, assignment or other transfer of such Isis Common Stock be consented to or approved by any Person.

(iii)          Upon the expiration of the Purchase Option or the termination of this Agreement pursuant to Section 9 hereof, or as soon thereafter as is practical, Isis shall (A)  in accordance with and pursuant to Sections 2.7 and 2.8 of the Novated and Restated Technology License Agreement, deliver to Symphony GenIsis all Regulatory Files and Tangible Materials, and (B) in accordance with and pursuant to Section 2.11 of the Novated and Restated Technology License Agreement, negotiate in good faith, and on commercially reasonable terms and conditions, a supply agreement relating to materials, including compounds and Products, required by Symphony GenIsis or its partners or transferees for the continued development (including clinical development), manufacture and commercialization of Products.

(iv)          In the event that Isis exercises the Purchase Option, then Isis shall maintain the separate corporate existence of Symphony GenIsis for a minimum of two (2) years following such exercise, unless such maintenance would have a Material Adverse Effect on Isis or any of its Affiliates.

Section 4.  Holdings Representations, Warranties and Covenants.

(a)  As of the date hereof, Holdings hereby represents and warrants, and, except to the extent that any of the following representations and warranties is limited to the date of this Agreement or otherwise limited, on the Purchase Option Closing Date, shall be deemed to have represented and warranted, to Isis and Symphony GenIsis that:

(i)            Organization.  Holdings is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

(ii)           Authority and Validity.  Holdings has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Holdings of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of Holdings, and no other proceedings on the part of Holdings are necessary to authorize this Agreement or for Holdings to perform its obligations under this Agreement.  This Agreement constitutes the lawful, valid and legally binding obligation of Holdings, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable

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principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(iii)          No Violation or Conflict.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (A) violate, conflict with or result in the breach of any provision of the Organizational Documents of Holdings, (B) as of the date of this Agreement, conflict with or violate any law or Governmental Order applicable to Holdings or any of its assets, properties or businesses, or (C) as of the date of this Agreement, conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Holdings, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Holdings is a party except, in the case of clauses (B) and (C), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.

(iv)          Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by Holdings do not, and the consummation of the transactions contemplated hereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.

(v)           Litigation. As of the date of this Agreement, there are no actions by or against Holdings pending before any Governmental Authority or, to the knowledge of Holdings, threatened to be brought by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.  There are no pending or, to the knowledge of Holdings, threatened actions to which Holdings is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto.  As of the date of this Agreement, Holdings is not subject to any Governmental Order (nor, to the knowledge of Holdings, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.

(vi)          Stock Ownership.  All of Symphony GenIsis’ issued and outstanding  Symphony GenIsis Equity Securities are owned beneficially and of record by Holdings, free and clear of any and all encumbrances.

(vii)         Interim Operations.  Holdings was formed solely for the purpose of engaging in the transactions contemplated by the Operative Documents, has engaged in

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no other business activities and has conducted its operations only as contemplated by the Operative Documents.

(viii)        Accredited Investor.

(A)          Holdings is and will remain at all relevant times an Accredited Investor.

(B)           Holdings has relied completely on the advice of, or has consulted with or has had the opportunity to consult with, its own personal tax, investment, legal or other advisors and has not relied on Isis or any of its Affiliates for advice related to any offer and sale of Isis Common Stock in connection with the Purchase Option.  Holdings has reviewed the Investment Overview and is aware of the risks disclosed therein.  Holdings acknowledges that it has had a reasonable opportunity to conduct its own due diligence with respect to the Products, the Programs, Symphony GenIsis, Isis and the transactions contemplated by the Operative Documents.

(C)           Holdings is able to bear the economic risk of such investment for an indefinite period and to afford a complete loss thereof

(D)          Holdings agrees that the Isis Common Stock may not be resold (A) without registration thereof under the Securities Act (unless an exemption from such registration is available), or (B) in violation of any law.

(E)           No person or entity acting on behalf of, or under the authority of, Holdings is or will be entitled to any broker’s, finder’s, or similar fees or commission payable by Isis or any of its Affiliates.

(b)   Holdings hereby covenants and agrees with Isis as follows:

(i)            Contribution to Symphony GenIsis.  On or prior to the Stock Payment Date, Holdings shall, pursuant to the Subscription Agreement, contribute proceeds from the Financing of $75,000,000 to Symphony GenIsis, Inc.

(ii)           Encumbrance.  Holdings will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Encumbrance on any of its Symphony GenIsis Equity Securities except with the prior written consent of Isis.

(iii)          Transfer and Amendment.  Commencing upon the date hereof and ending upon the earlier to occur of (x) the Purchase Option Closing Date, (y) the unexercised expiration of the Purchase Option Period, and (z) the termination of this Agreement pursuant to Section 9 (such period, the “Term”), the manager of Holdings shall not (A) transfer, or permit the transfer of, any Membership Interest without the prior written consent of Isis or (B) amend, or permit the amendment of, any provisions relating to the transfer of Membership Interests, as set forth in Section 7.02 of the Holdings LLC Agreement, to the extent such amendment would adversely affect Isis’ right of consent set forth in Sections 7.02(b)(i) and 7.02(c) of the Holdings LLC Agreement.

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(iv)          Symphony GenIsis Directors.  During the Term, Holdings agrees to vote all of its Symphony GenIsis Equity Securities (or to exercise its right with respect to such Symphony GenIsis Equity Securities to consent to action in writing without a meeting) in favor of, as applicable, the election, removal and replacement of one director of the Symphony GenIsis Board, and any successor thereto, designated by Isis (the “Isis Director”) as directed by Isis.  In furtherance and not in limitation of the foregoing, Holdings hereby grants to Isis an irrevocable proxy, with respect to all Symphony GenIsis Equity Securities now owned or hereafter acquired by Holdings, to vote such Symphony GenIsis Equity Securities or to exercise the right to consent to action in writing without a meeting with respect to such Symphony GenIsis Equity Securities, such irrevocable proxy to be exercised solely for the limited purpose of electing, removing and replacing the Isis Director in the event of the failure or refusal of Holdings to elect, remove or replace such Isis Director, as directed by Isis. Additionally, Holdings agrees, during the Term, to elect [***] independent directors (of the [***] directors of Symphony GenIsis not chosen by Holdings at the direction of Isis), and any successors thereto, as shall be selected by mutual agreement of Isis and Holdings.

(v)           Symphony GenIsis Board.  During the Term, Holdings shall not vote any of its Symphony GenIsis Equity Securities (or exercise its rights with respect to such Symphony GenIsis Equity Securities by written consent without a meeting) to increase the size of the Symphony GenIsis Board to more than five (5) members without the prior written consent of Isis.

(vi)          Symphony GenIsis Charter.  During the Term, Holdings shall not approve or permit any amendment to Article IV, Paragraphs (1) and (3); Article VI; Article VII; Article X; Article XI or Article XIII of the Symphony GenIsis Charter without the prior written consent of Isis.

Section 5.  Symphony GenIsis Representations, Warranties and Covenants.

(a)   As of the date hereof, Symphony GenIsis hereby represents and warrants, and, except to the extent that any of the following representations and warranties is limited to the date of this Agreement or otherwise limited, on the Purchase Option Closing Date, shall be deemed to have represented and warranted, to Isis and Holdings that:

(i)            Organization.  Symphony GenIsis is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)           Authority and Validity.  Symphony GenIsis has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Symphony GenIsis of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of Symphony GenIsis, and no other proceedings on the part of Symphony GenIsis are necessary to authorize this Agreement or for Symphony GenIsis to perform its obligations under this Agreement.  This Agreement constitutes the lawful, valid and legally binding obligation of Symphony GenIsis, enforceable in accordance

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with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(iii)          No Violation or Conflict.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (A) violate, conflict with or result in the breach of any provision of the Organizational Documents of Symphony GenIsis, (B) conflict with or violate any law or Governmental Order applicable to Symphony GenIsis or any of its assets, properties or businesses, or (C) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Symphony GenIsis, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Symphony GenIsis is a party except, in the case of clauses (B) and (C), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony GenIsis.

(iv)          Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by Symphony GenIsis do not, and the consummation of the transactions contemplated hereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony GenIsis.

(v)           Litigation.  There are no actions by or against Symphony GenIsis pending before any Governmental Authority or, to the knowledge of Symphony GenIsis, threatened to be brought by or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony GenIsis.  There are no pending or, to the knowledge of Symphony GenIsis, threatened actions to which Symphony GenIsis is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto.  Symphony GenIsis is not subject to any Governmental Order (nor, to the knowledge of Symphony GenIsis, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony GenIsis.

(vi)          Capitalization.  Holdings is the beneficial and record owner of all issued and outstanding Symphony GenIsis Equity Securities.  No shares of Symphony GenIsis capital stock are held in treasury by Symphony GenIsis or any Symphony GenIsis Subsidiary.   All of the issued and outstanding Symphony GenIsis Equity Securities (A)

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have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance with all applicable state and federal securities laws, and (C) were not issued in violation of any preemptive rights or rights of first refusal.  No preemptive rights or rights of first refusal exist with respect to any Symphony GenIsis Equity Securities and no such rights will arise by virtue of or in connection with the transactions contemplated hereby (other than for the Purchase Option).  Other than the Purchase Option, there are no outstanding options, warrants, call rights, commitments or agreements of any character to acquire any Symphony GenIsis Equity Securities.  There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Symphony GenIsis.  Symphony GenIsis is not obligated to redeem or otherwise acquire any of its outstanding Symphony GenIsis Equity Securities.

(vii)         Interim Operations.  Symphony GenIsis was formed solely for the purpose of engaging in the transactions contemplated by the Operative Documents, has engaged in no other business activities and has conducted its operations only as contemplated by the Operative Documents.

(viii)        Investment Company.  Symphony GenIsis is not, and after giving effect to the transactions contemplated by the Operative Documents will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(b)   Symphony GenIsis covenants and agrees that:

(i)            Symphony GenIsis will comply with all laws, ordinances or governmental rules or regulations to which it is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other Governmental Approvals necessary to the ownership of its properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other Governmental Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Symphony GenIsis.

(ii)           Symphony GenIsis will file (or cause to be filed) all material tax returns required to be filed by it and pay all taxes shown to be due and payable on such returns and all other taxes imposed on it or its assets to the extent such taxes have become due and payable and before they have become delinquent and shall pay all claims for which sums have become due and payable that have or might become attached to the assets of Symphony GenIsis; provided, that Symphony GenIsis need not file any such tax returns or pay any such tax or claims if (A) the amount, applicability or validity thereof is contested by Symphony GenIsis on a timely basis in good faith and in appropriate proceedings, and Symphony GenIsis has established adequate reserves therefor in accordance with GAAP on the books of Symphony GenIsis or (B) the failure to file such tax returns or the nonpayment of such taxes and assessments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Symphony GenIsis.

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(iii)          Symphony GenIsis will at all times preserve and keep in full force and effect its corporate existence.

(iv)          Symphony GenIsis will keep complete, proper and separate books of record and account, including a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the business of Symphony GenIsis, all in accordance with GAAP (which GAAP shall be conformed to those used by Isis to the extent practicable), in each case to the extent necessary to enable Symphony GenIsis to comply with the periodic reporting requirements of this Agreement, and will promptly notify Isis if it adopts or changes any accounting principle pursuant to a change in GAAP or applicable Law.

(v)           Symphony GenIsis will perform and observe in all material respects all of the terms and provisions of each Operative Document to be performed or observed by it, maintain each such Operative Document to which it is a party, promptly enforce in all material respects each such Operative Document in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by Holdings or Isis and make to each other party to each such Operative Document such demands and requests for information and reports or for action as Symphony GenIsis is entitled to make under such Operative Document.

(vi)          Symphony GenIsis shall permit the representatives of Holdings (including Holdings’ members and their respective representatives), each Symphony Fund and Isis, at each of their own expense and upon reasonable prior notice to Symphony GenIsis, to visit the principal executive office of Symphony GenIsis, to discuss the affairs, finances and accounts of Symphony GenIsis with Symphony GenIsis’ officers and (with the consent of Symphony GenIsis, which consent will not be unreasonably withheld) its Auditors, all at such reasonable times and as often as may be reasonably requested in writing.

(vii)         Symphony GenIsis shall permit each Symphony Fund, at its own expense and upon reasonable prior notice to Symphony GenIsis, to inspect and copy Symphony GenIsis’ books and records and inspect Symphony GenIsis’ properties at reasonable times.

(viii)        Symphony GenIsis shall allow Isis or its designated representatives to have reasonable visitation and inspection rights with regard to the Programs and materials, documents and other information relating thereto.

(ix)           Symphony GenIsis shall permit each Symphony Fund to consult with and advise the management of Symphony GenIsis on matters relating to the research and development of the Programs in order to develop the Product.

(x)            On the Purchase Option Closing Date, or as soon thereafter as is practical, Symphony GenIsis shall deliver to Isis all materials, documents, files and other information relating to the Programs (or, where necessary, copies thereof).

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(xi)           During the Term, Isis shall have the right to consent to any increase in the size of the Symphony GenIsis Board to more than five (5) directors.

(xii)          During the Term, Isis shall have the right to designate, remove and replace [***] director of the Symphony GenIsis Board, including any successor thereto.

(xiii)         Symphony GenIsis shall indemnify the directors and officers of Symphony GenIsis against liability incurred by reason of the fact that such Person is or was a director or officer of Symphony GenIsis, as permitted by Article VII of the Symphony GenIsis Charter and Section 9.01 of the Symphony GenIsis By-laws, as set forth in, and on the terms of, the Indemnification Agreement and the RRD Services Agreement, respectively.

(xiv)        During the Term, Symphony GenIsis shall comply with, and cause any Persons acting for it to comply with, the terms of the Investment Policy with respect to the investment of any funds held by it.

(c)   Symphony GenIsis covenants and agrees that, until the expiration of the Term, it shall not, and shall cause its Subsidiaries (if any) not to, without Isis’ prior written consent (such consent, in the case of clause (x) below, not to be unreasonably withheld):

(i)            issue any Symphony GenIsis Equity Securities or any Equity Securities of any Subsidiary thereof (other than any issuances of Equity Securities by Symphony GenIsis made in accordance with Section 1(b) hereof to Holdings so long as Symphony GenIsis is a wholly owned subsidiary of Holdings, or by a Subsidiary of Symphony GenIsis to Symphony GenIsis or to another wholly owned Subsidiary of Symphony GenIsis); provided, however, that in any event any such Symphony GenIsis Equity Securities shall be issued subject to the Purchase Option;

(ii)           redeem, repurchase or otherwise acquire, directly or indirectly, any Symphony GenIsis Equity Securities or the Equity Securities of any Subsidiary of Symphony GenIsis;

(iii)          create, incur, assume or permit to exist (A) any Encumbrance over or on any of its assets, other than (x) statutory liens or (y) liens created in the ordinary course  of Symphony GenIsis’ business securing obligations valued at less than [***] (unless the Development Committee shall authorize the existence of ordinary course liens securing obligations valued at greater than [***] ), or (B) Debt other than any Debt  incurred pursuant to the Operative Documents and the Development Budget (including payables incurred in the ordinary course of business) (“Excepted Debt”); provided, however, that the aggregate outstanding principal amount of all such Excepted Debt for borrowed money shall not exceed [***] at any time;

(iv)          declare or pay dividends or other distributions on any Symphony GenIsis Equity Securities other than any dividend declared from the proceeds of (x) the exercise of a Discontinuation Option, or (y) a sale or license  of a discontinued Program to a third party, in each case in respect of which Symphony GenIsis shall be entitled to pay (subject to the existence of lawfully available funds) a dividend equal to the net amount (such net

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amount calculated as the gross proceeds received less amounts required to be paid in respect of any and all corporate taxes owed by Symphony GenIsis as a result of the receipt of such gross amounts) of such Discontinuation Price or the amounts received from such third party, as the case may be;

(v)           enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself, or convey, transfer, license, lease or otherwise dispose of all, or a material portion of, its properties, assets or business;

(vi)          other than in respect of the Programs, engage in the development of products for any other company or engage or participate in the development of products or engage in any other material line of business;

(vii)         other than entering into, and performing its obligations under, the Operative Documents and participating in the Programs, engage in any action that negates or is inconsistent with any rights of Isis set forth herein;

(viii)        (A) other than as contemplated by the RRD Services Agreement and Section 6.2 of the Amended and Restated Research and Development Agreement, hire, retain or contract for the services of, any employees until the termination of such agreements, or (B) appoint, dismiss or change any RRD Investment Personnel;

(ix)           incur any financial commitments in respect of the development of the Programs other than those set forth in the Development Plan and the Development Budget, or those approved by the Development Committee and, if so required by the terms of Paragraph 11 of the Development Committee Charter, the Symphony GenIsis Board in accordance with the Operative Documents;

(x)            other than any transaction contemplated by the Operative Documents, enter into or engage in any Conflict Transactions without the prior approval of a majority of the Disinterested Directors of the Symphony GenIsis Board; or

(xi)           waive, alter, modify, amend or supplement in any manner whatsoever any material terms and conditions of the RRD Services Agreement, the Subscription Agreement, the Research Cost Sharing and Extension Agreement, or Articles 4 and 6 of the Amended and Restated Research and Development Agreement, except in compliance with the terms of the Operative Documents.

(d)   Symphony GenIsis covenants and agrees to deliver, cause to be delivered, and provide access thereto, to each other Party, each Symphony Fund, and such Auditors as Isis may designate, so long as such Auditors shall (x) be subject to confidentiality requirements at least as stringent as the Confidentiality Agreement or (y) be an Isis Accounting Advisor retained pursuant to an agreement which incorporates confidentiality provisions substantially the same as the ones incorporated in the agreements in effect between Isis and such Accounting Advisors as of the Closing Date:

(i)            upon request, copies of the then current Development Plan for each quarter, on or before March 31, June 30, September 30, and December 31 of each year;

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(ii)           upon request, copies of the then current Development Budget for each quarter, including a report setting forth in reasonable detail the projected expenditures by Symphony GenIsis pursuant to the Development Budget, on or before March 31, June 30, September 30, and December 31 of each year;

(iii)          prior to the close of each fiscal year, Symphony GenIsis shall cause the Manager to seek to obtain from the Symphony GenIsis Auditors schedules of certain financial information to be provided to Isis’ Auditors in connection with the Symphony GenIsis Auditors’ audit of Symphony GenIsis.  Within [***] Business Days after the close of each fiscal year, Symphony GenIsis (or the Manager acting on its behalf) will provide Isis’ Auditors with the required Client Schedules.  If the Symphony GenIsis Auditors deliver the Client Schedules after the end of the fiscal year, Symphony GenIsis (or the Manager acting on its behalf) will provide the completed Client Schedules to Isis’ Auditors within [***] Business Days of such receipt;

(iv)          prior to the close of each fiscal year, Isis’ Vice President of Finance, the Symphony GenIsis Auditors, Isis’ Auditors and Symphony GenIsis (or the Manager acting on its behalf) shall agree to a completion schedule that will include (A) the provision by Symphony GenIsis to Isis of the financial information reasonably necessary for Isis to consolidate the financial results of Symphony GenIsis and (B) the following financial statements, including the related notes thereto, audited and certified by the Symphony GenIsis Auditors:  (1) a balance sheet of Symphony GenIsis as of the close of such fiscal year, (2) a statement of net income for such fiscal year, and (3) a statement of cash flows for such fiscal year.  Such audited annual financial statements shall set forth in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and Symphony GenIsis (or the Manager acting on its behalf) shall, to the extent that Symphony GenIsis (or the Manager acting on its behalf), using commercially reasonable means, can procure such an opinion, be accompanied by an opinion thereon of the Symphony GenIsis Auditors to the effect that such financial statements present fairly, in all material respects, the financial position of Symphony GenIsis and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(v)           within [***] Business Days following each calendar month and upon receipt from Isis of its monthly invoice to Symphony GenIsis, current accrued monthly vendor expenses and prepaid expenses, Symphony GenIsis (or the Manager acting on its behalf) will provide to Isis: (A) the unaudited balance sheet of Symphony GenIsis for the previous calendar month; (B) the unaudited statement of net income for such previous calendar month; (C) the unaudited statement of cash flows for such previous calendar month; (D) the trial balance schedule for such previous calendar month; and (E) related account reconciliations for such previous calendar month (collectively, “Unaudited Financial Information”);

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(vi)          within [***] Business Days following its receipt thereof from Symphony GenIsis’ tax return preparer, a copy of each income tax return filed by Symphony GenIsis with any foreign, federal, state or local taxing authority (including all supporting schedules thereto);

(vii)         any other documents, materials or other information pertaining to the Programs or Symphony GenIsis as Isis may reasonably request, including preliminary financial information;

(viii)        promptly, and in any event within [***] days of receipt thereof, copies of any notice to Symphony GenIsis from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect on Symphony GenIsis;

(ix)           promptly upon receipt thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Symphony GenIsis;

(x)            promptly upon receipt thereof, copies of any other notices, requests, reports, financial statements and other information and documents received by Symphony GenIsis under or pursuant to any other Operative Document, including, without limitation, any notices of breach or termination of any subcontracts or licenses entered into or permitted pursuant to the Operative Documents; and

(xi)           with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of Symphony GenIsis or relating to the ability of Symphony GenIsis to perform its obligations hereunder and under the Operative Documents as from time to time may be reasonably requested by Isis and/or Holdings;

provided, that neither Symphony GenIsis, nor the Manager acting on behalf of Symphony GenIsis, shall have any liability to Isis for the failure to deliver financial documents or other materials hereunder, if such failure was caused by a failure of Isis to provide, in a timely manner, data required to prepare such financial documents or other materials to Symphony Isis in a timely manner.

(e)   Symphony GenIsis will use commercially reasonable efforts, at its own expense (as set forth in the Management Budget), to cooperate with Isis in meeting Isis’ government compliance, disclosure, and financial reporting obligations, including without limitation under the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder, and under FASB Interpretation No. 46.  Without limiting the foregoing, Symphony GenIsis further covenants, until the completion of all the reporting, accounting and other obligations set forth therein with respect to the fiscal year in which this Agreement shall terminate, expire and end, that (w) the principal executive officer and the principal financial officer of Symphony GenIsis, or persons performing similar functions, shall provide certifications to Isis corresponding to those required with respect to public companies for which

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a class of securities is registered under the Securities Exchange Act  (“Public Companies”) under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; (x) Symphony GenIsis shall maintain a system of disclosure controls and internal controls (as defined under the Exchange Act) and conduct quarterly and annual evaluations of the effectiveness of such controls as required under the Exchange Act for Public Companies; (y) Symphony GenIsis shall provide to Isis an attestation report of its Auditors with respect to Symphony GenIsis management’s assessment of Symphony GenIsis’ internal controls as required under the Exchange Act for Public Companies; and (z) Symphony GenIsis will maintain, or cause to have maintained, such sufficient evidentiary support for management’s assessment of the effectiveness of Symphony GenIsis’ internal controls as required under the Exchange Act for Public Companies.

Section 6.  Notice of Material Event .  Each Party agrees that, upon it receiving knowledge of a material event or development with respect to any of the transactions contemplated hereby that, to the knowledge of its executive officers, is not known to the other Parties, such Party shall notify the other Parties in writing within [***] Business Days of the receipt of such knowledge by any executive officer of such Party; provided, that the failure to provide such notice shall not impair or otherwise be deemed a waiver of any rights any Party may have arising from such material event or development and that notice under this Section 6 shall not in itself constitute notice of any breach of any of the Operative Documents.

Section 7.  Assignment; Transfers; Legend.

(a)   Assignment by Isis and Symphony GenIsis.  Neither Isis nor Symphony GenIsis may assign, delegate, transfer, sell or otherwise dispose of (collectively, “Transfer”), in whole or in part, any or all of their rights or obligations hereunder to any Person (a “Transferee”) without the prior written approval of each of the other Parties; provided, however, that Isis, without the prior approval of each of the other Parties, acting in accordance with Article 14 of the Amended and Restated Research and Development Agreement, may make such Transfer to any Person which acquires all or substantially all of Isis’ assets or business (or assets or business related to the Programs) or which is the surviving or resulting Person in a merger or consolidation with Isis; provided, further, that in the event of any Transfer, Isis or Symphony GenIsis, as applicable, shall provide written notice to the other Parties of any such Transfer not later than thirty (30) days after such Transfer setting forth the identity and address of the Transferee and summarizing the terms of the Transfer.  In no event shall such assignment alter the definition of “Isis Common Stock” except as a result of the surviving or resulting “parent” entity in a merger being other than Isis, in which case any reference to Isis Common Stock shall be deemed to instead reference the common stock, if any, of the surviving or resulting entity.

(b)   Assignment and Transfers by Holdings.  Prior to the expiration of the Purchase Option, Holdings may not Transfer, in whole or in part, any or all of its Symphony GenIsis Equity Securities or any or all of its rights or obligations hereunder to any Person (other than Isis) without the prior written consent of Isis.  In addition, any Transfer of Symphony GenIsis Equity Securities by Holdings or any other Person to any Person other than Isis shall be conditioned upon, and no effect shall be given to any such Transfer unless such transferee shall agree in writing in form and substance satisfactory to Isis to be bound by all of the terms and conditions hereunder, including the Purchase Option, as if such transferee were originally designated as “Holdings” hereunder.

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(c)   Legend.  Any certificates evidencing Symphony GenIsis Equity Securities shall bear a legend in substantially the following form:

THE SECURITIES OF SYMPHONY GENISIS, INC., EVIDENCED HEREBY ARE SUBJECT TO AN OPTION, HELD BY ISIS, AS DESCRIBED IN A PURCHASE OPTION AGREEMENT (THE “PURCHASE OPTION AGREEMENT”) DATED AS OF APRIL 7, 2006, BY AND AMONG ISIS PHARMACEUTICALS, INC., AND THE OTHER PARTIES THERETO, TO PURCHASE SUCH SECURITIES AT A PURCHASE PRICE DETERMINED PURSUANT TO SECTION 2 OF THE PURCHASE OPTION AGREEMENT, EXERCISABLE BY WRITTEN NOTICE AT ANY TIME DURING THE PERIOD SET FORTH THEREIN.  COPIES OF THE PURCHASE OPTION AGREEMENT ARE AVAILABLE AT THE PRINCIPAL PLACE OF BUSINESS OF SYMPHONY GENISIS, INC. AT 7361 CALHOUN PLACE, SUITE 325, ROCKVILLE, MARYLAND 20855, AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST WITHOUT COST.

Section 8.  Costs and Expenses; Payments.

(a)   Symphony GenIsis Costs and Expenses.  Symphony GenIsis shall pay any of its ongoing legal expenses with respect to the transactions described in the Operative Documents from the funds allocated for such purpose in the Management Budget.

(b)   Costs and Expenses of the Purchase Option.  Except as otherwise specified in Section 2(f) hereof, each Party shall pay its own costs and expenses incurred in connection with the exercise of the Purchase Option.

(c)   Payments to Holdings.  Payment of the Purchase Price, plus any costs and expenses payable by Symphony GenIsis under Section 2(f) hereof, shall be made to the account of Holdings contemporaneously with or prior to the payout of the Purchase Price on the Purchase Option Closing Date no later than 1:00 pm (New York time).

Section 9.  Expiration; Termination of Agreement

(a)   Termination.

(i)            This Agreement shall terminate upon the mutual written consent of all of the Parties.

(ii)           Subject to Section 1(c)(v) hereof, each of Holdings and Symphony GenIsis may terminate this Agreement in the event that Symphony GenIsis terminates the Amended and Restated Research and Development Agreement in accordance with its terms.

Section 10.  Survival; Indemnification.

(a)   Survival of Representations and Warranties; Expiration of Certain Covenants.

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(i)            The representations and warranties of the Parties contained in this Agreement shall survive for a period of one year from the making of such representations.  The liability of the Parties related to their respective representations and warranties hereunder shall not be reduced by any investigation made at any time by or on behalf of Holdings, Symphony GenIsis or Isis, as applicable.

(ii)           For the avoidance of doubt, the covenants and agreements set forth in Sections 4(b), 5(b)(i), 5(b)(v), 5(b)(vii)-(ix), 5(b)(xi)-(xiv), 5(c), 5(d)(i), 5(d)(ii) and 5(d)(viii)-(xi) shall, upon the expiration of the Term, expire and end without any further obligation by Symphony GenIsis or Holdings thereunder.

(iii)          For the avoidance of doubt, the covenants and agreements set forth in Sections 5(b)(ii)-(iv), 5(b)(vi), 5(b)(x), 5(d)(iii)-(vii) and 5(e) shall, upon the completion of all the reporting, accounting and other obligations set forth therein with respect to the fiscal year in which this Agreement shall terminate, expire and end without any further obligation by Symphony GenIsis or Holdings thereunder.

(b)   Indemnification.  To the greatest extent permitted by applicable law, Isis shall indemnify and hold harmless Holdings and Symphony GenIsis and Holdings shall indemnify and hold harmless Isis, and each of their respective Affiliates, officers, directors, employees, agents, partners, members, successors, assigns, representatives of, and each Person, if any (including any officers, directors, employees, agents, partners, members of such Person) who controls Holdings, Symphony GenIsis and Isis, as applicable, within the meaning of the Securities Act or the Exchange Act, (each, an “Indemnified Party”), from and against any and all actions, causes of action, suits, claims, losses, costs, interest, fees, liabilities and damages, and expenses with an aggregate value of at least $25,000 (as determined by the applicable Indemnified Party acting in good faith), in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (hereinafter, a “Loss”), incurred by any Indemnified Party to the extent resulting from, arising out of, or relating to: (i) in the case of Isis being the Indemnifying Party, (A) any breach of any representation or warranty made by Isis herein or in any other Operative Document, or (B) any breach of any covenant, agreement or obligation of Isis contained herein or in any other Operative Document, and (ii) in the case of Holdings being the Indemnifying Party, (A) any breach of any representation or warranty made by Holdings or Symphony GenIsis  or in any other Operative Document, or (B) any breach of any covenant, agreement or obligation of Holdings or Symphony GenIsis contained herein or in any other Operative Document.  To the extent that the foregoing undertaking by Isis or Holdings may be unenforceable for any reason, such Party shall make the maximum contribution to the payment and satisfaction of any Loss that is permissible under applicable law.

(c)   Notice of Claims.  Any Indemnified Party that proposes to assert a right to be indemnified under this Section 10 shall notify Isis or Holdings, as applicable (the “Indemnifying Party”), promptly after receipt of notice of commencement of any action, suit or proceeding against such Indemnified Party (an “Indemnified Proceeding”) in respect of which a claim is to be made under this Section 10, or the incurrence or realization of any Loss in respect of which a claim is to be made under this Section 10, of the commencement of such Indemnified Proceeding or of such incurrence or realization, enclosing a copy of all relevant documents, including all

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papers served and claims made, but the omission to so notify the applicable Indemnifying Party promptly of any such Indemnified Proceeding or incurrence or realization shall not relieve (x) such Indemnifying Party from any liability that it may have to such Indemnified Party under this Section 10 or otherwise, except, as to such Indemnifying Party’s liability under this Section 10, to the extent, but only to the extent, that such Indemnifying Party shall have been prejudiced by such omission, or (y) any other indemnitor from liability that it may have to any Indemnified Party under the Operative Documents.

(d)   Defense of Proceedings.  In case any Indemnified Proceeding shall be brought against any Indemnified Party, it shall notify the applicable Indemnifying Party of the commencement thereof as provided in Section 10(c), and such Indemnifying Party shall be entitled to participate in, and provided such Indemnified Proceeding involves a claim solely for money damages and does not seek an injunction or other equitable relief against the Indemnified Party and is not a criminal or regulatory action, to assume the defense of, such Indemnified Proceeding with counsel reasonably satisfactory to such Indemnified Party.  After notice from such Indemnifying Party to such Indemnified Party of such Indemnifying Party’s election so to assume the defense thereof and the failure by such Indemnified Party to object to such counsel within ten (10) Business Days following its receipt of such notice, such Indemnifying Party shall not be liable to such Indemnified Party for legal or other expenses related to such Indemnified Proceedings incurred after such notice of election to assume such defense except as provided below and except for the reasonable costs of investigating, monitoring or cooperating in such defense subsequently incurred by such Indemnified Party reasonably necessary in connection with the defense thereof.  Such Indemnified Party shall have the right to employ its counsel in any such Indemnified Proceeding, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:

(i)            the employment of counsel by such Indemnified Party at the expense of the applicable Indemnifying Party has been authorized in writing by such Indemnifying Party;

(ii)           such Indemnified Party shall have reasonably concluded in its good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between the applicable Indemnifying Party and such Indemnified Party in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes of action available to such Indemnified Party (it being agreed that in any case referred to in this clause (ii) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);

(iii)          the applicable Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party, to assume the defense of such Indemnified Proceeding within a reasonable time after notice of the commencement thereof; provided, however, that (A) this clause (iii) shall not be deemed to constitute a waiver of any conflict of interest that may arise with respect to any such counsel, and (B) an Indemnified Party may not invoke this clause (iii) if such Indemnified Party failed to timely object to such counsel pursuant to the first paragraph of this Section 10(d) above

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(it being agreed that in any case referred to in this clause (iii) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party); or

(iv)          any counsel employed by the applicable Indemnifying Party shall fail to timely commence or reasonably conduct the defense of such Indemnified Proceeding and such failure has prejudiced (or is in immediate danger of prejudicing) the outcome of such Indemnified Proceeding (it being agreed that in any case referred to in this clause (iv) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);

in each of which cases the fees and expenses of counsel for such Indemnified Party shall be at the expense of such Indemnifying Party.  Only one counsel shall be retained by all Indemnified Parties with respect to any Indemnified Proceeding, unless counsel for any Indemnified Party reasonably concludes in good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between such Indemnified Party and one or more other Indemnified Parties in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes or action available to such Indemnified Party.

(e)   Settlement.  Without the prior written consent of such Indemnified Party, such Indemnifying Party shall not settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding, unless such settlement, compromise, consent or related judgment (i) includes an unconditional release of such Indemnified Party from all liability for Losses arising out of such claim, action, investigation, suit or other legal proceeding, (ii) provides for the payment of money damages as the sole relief for the claimant (whether at law or in equity), (iii) involves no finding or admission of any violation of law or the rights of any Person by the Indemnified Party, and (iv) is not in the nature of a criminal or regulatory action.  No Indemnified Party shall settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding (A) in respect of which any payment would result hereunder or under any other Operative Document, (B) which includes an injunction that will adversely affect any Indemnifying Party, (C) which involves a finding or admission of any violation of law or the rights of any Indemnifying Party, or (D) which is in the nature of a criminal or regulatory action, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

Section 11.  No Petition .  Each of Isis and Holdings covenants and agrees that, prior to the date which is one year and one day after the expiration of the Purchase Option Period, it will not institute or join in the institution of any bankruptcy, insolvency, reorganization or similar proceeding against Symphony GenIsis.  The provisions of this Section 11 shall survive the termination of this Agreement.

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Section 12.  Third-Party Beneficiary .  Each of the Parties agrees that each Symphony Fund shall be a third-party beneficiary of this Agreement.

Section 13.  Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed given only if delivered to the Party personally or sent to the Party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 13), by next Business Day delivery by a nationally recognized courier service, or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below:

Isis:

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008-7208

Attn: B. Lynne Parshall

Facsimile: (760) 603-4652

with a copy to:

Isis Pharmaceuticals, Inc.

1896 Rutherford Road

Carlsbad, CA 92008-7208

Attn: General Counsel

Facsimile: (760) 268-4922

Symphony GenIsis:

Symphony GenIsis, Inc.

7361 Calhoun Place, Suite 325

Rockville, MD  20850

Attn:  Charles W. Finn, Ph.D.

Facsimile:  (301) 762-6154

Holdings:

Symphony GenIsis Holdings LLC

7361 Calhoun Place, Suite 325

Rockville, MD  20850

Attn:  Joseph P. Clancy

Facsimile:  (301) 762-6154

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with copies to:

Symphony Capital Partners, L.P.

875 Third Avenue

18th Floor

New York, NY  10022

Attn: Mark Kessel

Facsimile:  (212) 632-5401

and

Symphony Strategic Partners, LLC

875 Third Avenue

18th Floor

New York, NY  10022

Attn: Mark Kessel

Facsimile:  (212) 632-5401

or to such other address as such Party may from time to time specify by notice given in the manner provided herein to each other Party entitled to receive notice hereunder.

Section 14.  Governing Law; Consent to Jurisdiction and Service of Process.

(a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; except to the extent that this Agreement pertains to the internal governance of Symphony GenIsis or Holdings, and to such extent this Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

(b)   Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court and Delaware State court or federal court of the United States of America sitting in The City of New York, Borough of Manhattan or Wilmington, Delaware, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court, any such Delaware State court or, to the fullest extent permitted by law, in such federal court.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action or proceeding relating to this Agreement.

(c)   Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court, or any Delaware State or federal court.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient

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forum to the maintenance of such action or proceeding in any such court.  Each of the parties hereby consents to service of process by mail.

Section 15.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 16.  Entire Agreement.  This Agreement (including any Annexes, Schedules, Exhibits or other attachments hereto) constitutes the entire agreement between the Parties with respect to the matters covered hereby and supersedes all prior agreements and understanding with respect to such matters between the Parties.

Section 17.  Amendment; Successors; Counterparts.

(a)   The terms of this Agreement shall not be altered, modified, amended, waived or supplemented in any manner whatsoever except by a written instrument signed by each of the Parties.

(b)   Except as set forth in Section 12, nothing expressed or implied herein is intended or shall be construed to confer upon or to give to any Person, other than the Parties, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

(c)   This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed an original but all of which, taken together, shall constitute one and the same Agreement.

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Section 18.  Specific Performance.  The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore agree that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction.  Such a remedy shall, however, not be exclusive, and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.  The Parties further acknowledge and agree that a decree of specific performance may not be an available remedy in all circumstances.

Section 19.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 20.  Tax Reporting.  The Parties acknowledge and agree that, for all federal and state income tax purposes:

(a)   (i) Holdings shall be treated as the owner of all the Equity Securities of Symphony GenIsis; (ii) the Purchase Option shall be treated as an option to acquire all the Equity Securities of Symphony GenIsis; (iii) the Warrants shall be treated as option premium payable in respect of the grant of the Purchase Option; and (iv) Symphony GenIsis shall be treated as the owner of all the Licensed Intellectual Property and shall be entitled to all deductions claimed under Section 174 of the Code in respect of the Licensed Intellectual Property to the extent of the amounts funded by Symphony GenIsis (which, for the avoidance of doubt, shall not preclude Isis from claiming deductions under Section 174 of the Code to which Isis is otherwise entitled); and

(b)   no Party shall take any tax position inconsistent with any position described in Section 20(a) above, except (i) in the event of a “determination” (as defined in Section 1313 of the Code) to the contrary, or (ii) in the event either of the Parties receives an opinion of counsel to the effect that there is no reasonable basis in law for such a position or that a tax return cannot be prepared based on such a position without being subject to substantial understatement penalties; provided, however, that in the case of Isis, such counsel shall be reasonably satisfactory to Holdings.

[SIGNATURES FOLLOW ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

ISIS PHARMACEUTICALS, INC.

By:	/s/	B. Lynne Parshall, J.D.
Name:	B. Lynne Parshall, J.D.
Title:	Executive Vice President, Chief Financial
Officer and Secretary

SYMPHONY GENISIS HOLDINGS LLC

By:	Symphony Capital Partners, L.P.,
its Manager

By:	Symphony Capital GP, L.P.,
its general partner

By:	Symphony GP, LLC,
its general partner

By:	/s/ Mark Kessel
Name: Mark Kessel
	Title:	Managing Member

SYMPHONY GENISIS, INC.

By:	/s/ Neil J. Sandler
	Name:	Neil J. Sandler
	Title:	Chairman of the Board

SCHEDULE I

PURCHASE PRICE TABLE

Quarter Following the Closing Date	First Date of Quarter	Last Date of Quarter	Quarterly Price
			(in millions)
5th Quarter	April 1, 2007	June 30, 2007	$112.5
6th Quarter	July 1, 2007	September 30, 2007	$120.0
7th Quarter	October 1, 2007	December 31, 2007	$127.5
8th Quarter	January 1, 2008	March 31, 2008	$135.0
9th Quarter	April 1, 2008	June 30, 2008	$142.5
10th Quarter	July 1, 2008	September 30, 2008	$150.0
11th Quarter	October 1, 2008	December 31, 2008	$157.5
12th Quarter	January 1, 2009	March 31, 2009	$165.0
13th Quarter	April 1, 2009	June 30, 2009	$172.5
14th Quarter	July 1, 2009	September 30, 2009	$180.0
15th Quarter	October 1, 2009	December 31, 2009	$187.5
16th Quarter	January 1, 2010	March 31, 2010	$195.0

ANNEX A

CERTAIN DEFINITIONS

CERTAIN DEFINITIONS

“$” means United States dollars.

“Accredited Investor” has the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

“Ad Hoc Meeting” has the meaning set forth in Paragraph 6 of Annex B of the Amended and Restated Research and Development Agreement.

“Additional Party” has the meaning set forth in Section 13 of the Confidentiality Agreement.

“Additional Regulatory Filings” means such Governmental Approvals as required to be made under any law applicable to the purchase of the Symphony GenIsis Equity Securities under the Purchase Option Agreement.

“Adjusted Capital Account Deficit” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Affected Member” has the meaning set forth in Section 27 of the Investors LLC Agreement.

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person or entities.

“Amended and Restated Research and Development Agreement” means the Amended and Restated Research and Development Agreement dated as of the Closing Date, among Isis, Holdings and Symphony GenIsis.

“ApoB” means apolipoprotein B.

“ApoB Product” means a pharmaceutical composition comprising an ASO that targets ApoB.

“ApoB Program” means the identification, development, manufacture and/or use of any ApoB Product in accordance with the Development Plan.

“ASO” means an oligonucleotide or analog, mimic or mimetic thereof having a sequence that selectively modulates protein synthesis via the binding, partially or wholly, of such oligomeric compound to a complementary nucleic acid sequence encoding, directly or indirectly, said protein.

“Asset Value” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Auditors” means an independent certified public accounting firm of recognized national standing.

“Balance Sheet Deficiency Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York or the City of San Francisco are authorized or required by law to remain closed.

“Capital Contributions” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Available for Distribution” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Chair” has the meaning set forth in Paragraph 4 of Annex B to the Amended and Restated Research and Development Agreement.

“Change of Control” means and includes the occurrence of any of the following events, but specifically excludes (i) acquisitions of capital stock directly from Isis for cash, whether in a public or private offering, (ii) sales of capital stock by stockholders of Isis, and (iii) acquisitions of capital stock by or from any employee benefit plan or related trust:

(a)           the merger, reorganization or consolidation of Isis into or with another corporation or legal entity in which Isis’ stockholders holding the right to vote with respect to matters generally immediately preceding such merger, reorganization or consolidation, own less than fifty percent (50%) of the voting securities of the surviving entity; or

(b)           the sale of all or substantially all of Isis’ assets or business.

“Class A Member” means a holder of a Class A Membership Interest.

“Class A Membership Interest” means a Class A Membership Interest in Holdings.

“Class B Member” means a holder of a Class B Membership Interest.

“Class B Membership Interest” means a Class B Membership Interest in Holdings.

“Class C Member” means a holder of a Class C Membership Interest.

“Class C Membership Interest” means a Class C Membership Interest in Holdings.

“Client Schedules” has the meaning set forth in Section 5(b) of the RRD Services Agreement.

“Clinical Budget Component” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.

“Closing Date” means April 7, 2006.

“CMC” means the chemistry, manufacturing and controls documentation as required for filings with Regulatory Authority relating to the manufacturing, production and testing of drug products.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committed Capital” means $75,000,000.00.

“Common Stock” means the common stock, par value $0.01 per share, of Symphony GenIsis.

“Company Expenses” has the meaning set forth in Section 5.09 of the Holdings LLC Agreement.

“Company Property” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Confidential Information” has the meaning set forth in Section 2 of the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of the Closing Date, among Symphony GenIsis, Holdings, Isis, SCP, SSP, Investors, Symphony Capital and RRD, as such agreement may be amended or amended and restated from time to time.

“Conflict Transaction” has the meaning set forth in Article X of the Symphony  GenIsis Charter.

“Control” means, with respect to any material, information or intellectual property right, that a Party owns or has a license to such item or right, and has the ability to grant the other Party access, a license or a sublicense (as applicable) in or to such item or right as provided in the Operative Documents without violating the terms of any agreement or other arrangement with any third party.

“Debt” of any Person means, without duplication:

(a)           all indebtedness of such Person for borrowed money,

(b)           all obligations of such Person for the deferred purchase price of property or services (other than any portion of any trade payable obligation that shall not have remained unpaid for 91 days or more from the later of (A) the original due date of such portion and (B) the customary payment date in the industry and relevant market for such portion),

(c)           all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(d)           all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in an event of default are limited to repossession or sale of such property),

(e)           all Capitalized Leases to which such Person is a party,

(f)            all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities,

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person,

(h)           the net amount of all financial obligations of such Person in respect of Hedge Agreements,

(i)            the net amount of all other financial obligations of such Person under any contract or other agreement to which such Person is a party,

(j)            all Debt of other Persons of the type described in clauses (a) through (i) above guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and

(k)           all Debt of the type described in clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned or held or used under lease or license by such Person, even though such Person has not assumed or become liable for payment of such Debt.

“Development Budget” means the budget (comprised of the Management Budget Component and the Clinical Budget Component) for the implementation of the Development Plan (the initial form of which was agreed upon by Isis and Symphony GenIsis as of the Closing Date and attached to the Amended and Restated Research and Development Agreement as Annex D thereto), as may be further developed and revised from time to time in accordance with the Development Committee Charter and the Amended and Restated Research and Development Agreement.

“Development Committee” has the meaning set forth in Article 3 of the Amended and Restated Research and Development Agreement.

“Development Committee Charter” has the meaning set forth in Article 3 of the Amended and Restated Research and Development Agreement.

“Development Committee Member” has the meaning set forth in Paragraph 1 of Annex B to the Amended and Restated Research and Development Agreement.

“Development Plan” means the development plan covering all the Programs (the initial form of which was agreed upon by Isis and Symphony GenIsis as of the Closing Date and attached to the Amended and Restated Research and Development Agreement as Annex C thereto), as may be further developed and revised from time to time in accordance with the Development Committee Charter and the Amended and Restated Research and Development Agreement.

“Development Services” has the meaning set forth in Section 1(b) of the RRD Services Agreement.

“Director(s)” means the Persons identified as such in the Preliminary Statement of the Indemnification Agreement (including such Persons as may become parties thereto after the date hereof).

“Disclosing Party” has the meaning set forth in Section 3 of the Confidentiality Agreement.

“Discontinuation Closing Date” has the meaning set forth in Section 11.1 of the Amended and Restated Research and Development Agreement.

“Discontinuation Date” means any date designated by Symphony GenIsis which shall occur on or after the 90th day following the receipt by Isis of notice from Symphony GenIsis of Symphony GenIsis’ intent to discontinue a Program in accordance with the terms of the Amended and Restated Research and Development Agreement.

“Discontinuation Option” has the meaning set forth in Section 11.1 of the Amended and Restated Research and Development Agreement.

“Discontinuation Price” has the meaning set forth in Section 11.1 of the Amended and Restated Research and Development Agreement.

“Discontinued Program” has the meaning set forth in Section 2.12 of the Novated and Restated Technology License Agreement.

“Disinterested Directors” has the meaning set forth in Article IX of the Symphony GenIsis Charter.

“Distribution” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Early Purchase Option Exercise” has the meaning set forth in Section 1(c)(iv) of the Purchase Option Agreement.

“Effective Registration Date” has the meaning set forth in Section 1(b) of the Registration Rights Agreement

“Encumbrance” means (i) any security interest, pledge, mortgage, lien (statutory or other), charge or option to purchase, lease or otherwise acquire any interest, (ii) any adverse claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement, license or other encumbrance of any kind, preference or priority, or (iii) any other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

“Enhancements” means findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes to the Licensed Intellectual Property and/or Regulatory Files, in each case whether or not patentable.

“Equity Securities” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Excepted Debt” has the meaning set forth in Section 5(c)(iii) of the Purchase Option Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusive Field” means human therapeutics, but does not include the Nonexclusive Field.

“Existing NDA” has the meaning set forth in Section 2 of the Confidentiality Agreement.

“Expert” has the meaning set forth in Section 11.1(c) of the Amended and Restated Research and Development Agreement.

“External Directors” means, at any time, up to two (2) Persons elected to the Symphony GenIsis Board after the Closing Date (who shall be neither employees of the Symphony Capital nor of Isis) in accordance with the Symphony GenIsis Charter, the Symphony GenIsis By-laws and Section 4(b)(iv) of the Purchase Option Agreement.

“FDA” means the United States Food and Drug Administration or its successor agency in the United States.

“FDA Sponsor” has the meaning set forth in Section 5.1 of the Amended and Restated Research and Development Agreement.

“Final Termination Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Financial Audits” has the meaning set forth in Section 6.6 of the Amended and Restated Research and Development Agreement.

“Financing” has the meaning set forth in the Preliminary Statement of the Purchase Option Agreement.

“Fiscal Year” has the meaning set forth in each Operative Document in which it appears.

“Form S-3” means the Registration Statement on Form S-3 as defined under the Securities Act.

“FTE” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.

“Funds Termination Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Funds Termination Notice” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“GCCR” means a glucocorticoid receptor.

“GCCR Product” means a pharmaceutical composition comprising an ASO that targets GCCR.

“GCCR Program” means the identification, development, manufacture and/or use of any GCCR Product in accordance with the Development Plan.

“GCGR” means a glucagon receptor.

“GCGR Product” means a pharmaceutical composition comprising an ASO that targets GCGR.

“GCGR Program” means the identification, development, manufacture and/or use of any GCGR Product in accordance with the Development Plan.

“GenIsis Relevant Action” means an action against others in the courts, administrative agencies or otherwise to prevent or terminate infringement, misappropriation, illegal use or misuse of the Licensed Patent Rights or other Licensed Intellectual Property due to the manufacture, use, sale or importation of an ASO that targets ApoB, GCCR or GCGR, as applicable, in the Exclusive Field.

“Governmental Approvals” means authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hedge Agreement” means any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract or other similar hedging agreement.

“Holdings” means Symphony GenIsis Holdings LLC, a Delaware limited liability company.

“Holdings Claims” has the meaning set forth in Section 5.01 of the Warrant Purchase Agreement.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings dated as of the Closing Date.

“HSR Filings” means the pre-merger notification and report forms required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IND” means an Investigational New Drug Application, as described in 21 U.S.C. § 355(i)(1) and 21 C.F.R. § 312 in the regulations promulgated by the United States Food and Drug Administration, or any foreign equivalent thereof.

“Indemnification Agreement” means the Indemnification Agreement among Symphony GenIsis and the Directors named therein, dated as of the Closing Date, as such agreement may be amended or amended and restated from time to time.

“IND-Enabling Studies” means the pharmacokinetic and toxicology studies required for filing an IND.

“Indemnified Party” has the meaning set forth in each Operative Document in which it appears.

“Indemnified Proceeding” has the meaning set forth in each Operative Document in which it appears.

“Indemnifying Party” has the meaning set forth in each Operative Document in which it appears.

“Initial Development Budget” means the initial development budget prepared by representatives of Symphony GenIsis and Isis prior to the Closing Date, and attached to the Amended and Restated Research and Development Agreement as Exhibit D thereto.

“Initial Development Plan” means the initial development plan prepared by representatives of Symphony GenIsis and Isis prior to the Closing Date, and attached to the Amended and Restated Research and Development Agreement as Exhibit C thereto.

“Initial Holdings LLC Agreement” means the Agreement of Limited Liability Company of Holdings, dated March 8, 2006.

“Initial Investors LLC Agreement” means the Agreement of Limited Liability Company of Investors, dated March 8, 2006.

“Initial LLC Member” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Interest Certificate” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Overview” means the investment overview describing the transactions entered into pursuant to the Operative Documents.

“Investment Policy” has the meaning set forth in Section 1(a)(vi) of the RRD Services Agreement.

“Investors” means Symphony GenIsis Investors LLC.

“Investors LLC Agreement” means the Amended and Restated Agreement of Limited Liability Company of Investors dated as of the Closing Date

“IRS” means the U.S. Internal Revenue Service.

“Isis” means Isis Pharmaceuticals, Inc., a Delaware corporation.

“Isis 2005 10-K” means the annual report for fiscal year 2005 filed by Isis on Form 10-K on March 16, 2006, pursuant to the Exchange Act.

“Isis Accounting Advisor” means Ernst & Young LLP or Deloitte & Touche USA LLP.

“Isis Common Stock” means the common stock, par value $0.001 per share, of Isis.

“Isis Commitment Amount” has the meaning set forth in Paragraph 14 of Annex B to the Amended and Restated Research and Development Agreement.

“Isis Common Stock Valuation” has the meaning set forth in Section 2(e) of the Purchase Option Agreement.

“Isis Funding Notice” has the meaning set forth in Section 2 of the Research Cost Sharing and Extension Agreement.

“Isis Obligations” has the meaning set forth in Section 6.1 of the Amended and Restated Research and Development Agreement.

“Isis Personnel” has the meaning set forth in Section 8.4 of the Amended and Restated Research and Development Agreement.

“Isis Subcontractor” has the meaning set forth in Section 6.2 of the Amended and Restated Research and Development Agreement.

“Key Personnel” means those Isis Personnel listed on Schedule 6.4 to the Amended and Restated Research and Development Agreement, as such schedule may be updated from time to time by mutual agreement of the parties to the Amended and Restated Research and Development Agreement.

“Knowledge” means the actual (and not imputed) knowledge of the executive officers of Isis, without the duty of inquiry or investigation.

“Law” means any law, statute, treaty, constitution, regulation, rule, ordinance, order or Governmental Approval, or other governmental restriction, requirement or determination, of or by any Governmental Authority.

“License” has the meaning set forth in the Preliminary Statement of the Purchase Option Agreement.

“Licensed Intellectual Property” means the Licensed Patent Rights, Symphony GenIsis Enhancements, Licensor Enhancements and the Licensed Know-How.

“Licensed Know-How” means any and all proprietary technology that is Controlled by Licensor prior to the unexercised expiration or termination of the Purchase Option that relates to, or is exploitable in connection with, the Licensed Patent Rights, Regulatory Files, Products or the Programs, including without limitation, manufacturing processes or protocols, know-how, writings, documentation, data, technical information, techniques, results of experimentation and testing, diagnostic and prognostic assays, specifications, databases, any and all laboratory, research, pharmacological, toxicological, analytical, quality control pre-clinical and clinical data, and other information and materials, whether or not patentable.

“Licensed Patent Rights” means:

(a)           any and all patents, patent applications and invention disclosures Controlled by Licensor prior to the unexercised expiration or termination of the Purchase Option and relating to, or exploitable in connection with, any Product and/or any Program;

(b)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) filed prior to the unexercised expiration or termination of the Purchase Option; and

(c)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) or (b) filed after the unexercised expiration or termination of the Purchase Option but solely to the extent the subject matter in any such continuation-in-part embodies Licensed Know-How or has been disclosed in the patents or patent applications described in (a) or (b).

Licensed Patent Rights include any and all patents and patent applications that claim Licensor Enhancements or Symphony GenIsis Enhancements and Program-Specific Patents.

“Licensor” means Isis.

“Licensor Enhancements” means all findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes to the Licensed Know-How, Regulatory Files, Products or the Programs, in each case, developed by Licensor during the Term (in each case whether or not patentable), to the extent such items do not otherwise qualify as Symphony GenIsis Enhancements hereunder, regardless of whether such work is funded by Symphony GenIsis or Isis.

“Lien” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Liquidating Event” has the meaning set forth in Section 8.01 of the Holdings LLC Agreement.

“LLC Agreements” means the Initial Holdings LLC Agreement, the Holdings LLC Agreement, the Initial Investors LLC Agreement and the Investors LLC Agreement.

“Loss” has the meaning set forth in each Operative Document in which it appears.

“Major Market” means the United States, Germany, the United Kingdom, Italy, Spain, Japan, India, France and Canada.

“Management Budget Component” has the meaning set forth in Section 4.1 of the Amended and Restated Research and Development Agreement.

“Management Fee” has the meaning set forth in Section 6(a) of the RRD Services Agreement.

“Manager” means (i) for each LLC Agreement in which it appears, the meaning set forth in such LLC Agreement, and (ii) for each other Operative Document in which it appears, RRD in its capacity as manager of Symphony GenIsis.

“Management Services” has the meaning set forth in Section 1(a) of the RRD Services Agreement.

“Manager Event” has the meaning set forth in Section 3.01(g) of the Holdings LLC Agreement.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of such Person or, (ii) its ability to comply with and satisfy its respective agreements and obligations under the Operative Documents or, (iii) the enforceability of the obligations of such Person of any of the Operative Documents to which it is a party.

“Material Subsidiary” means, at any time, a Subsidiary of Isis having assets in an amount equal to at least 5% of the amount of total consolidated assets of Isis and its Subsidiaries (determined as of the last day of the most recent reported fiscal quarter of Isis) or revenues or net income in an amount equal to at least 5% of the amount of total consolidated revenues or net income of Isis and its Subsidiaries for the 12-month period ending on the last day of the most recent reported fiscal quarter of Isis.

“Medical Discontinuation Event” means (a) as specified in each Protocol, those data that, if collected in such Protocol, demonstrate that such Protocol should not be continued or (b) a series of adverse events, side effects or other undesirable outcomes that, when collected in a Protocol, would cause a reasonable FDA Sponsor to discontinue such Protocol.

“Membership Interest” means (i) for each LLC Agreement in which it appears, the meaning set forth in such LLC Agreement, and (ii) for each other Operative Document in which it appears, the meaning set forth in the Holdings LLC Agreement.

“MOE Gapmer” means a single stranded antisense oligonucleotide of less than [***] nucleotides (i) wherein all of the backbone linkages are modified by adding a sulfur at the non-bridging oxygen (phosphorothioate) and (ii) comprising a region of at least [***] unsubstituted 2′-deoxy nucleotides with the remaining nucleotides contain a 2′-O-(methoxyethyl) substitution at the 2′ position.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

“NDA” means a New Drug Application, as defined in the regulations promulgated by the United States Food and Drug Administration, or any foreign equivalent thereof.

“Nonexclusive Field” means (i) manufacturing (including analytical methods) ASOs, (ii) formulating ASOs, (iii) conducting Research on ASOs and/or (iv) supplying ASOs solely to conduct Research.

“Non-Isis Capital Transaction” means any (i) sale or other disposition of all or part of the Symphony GenIsis Shares or all or substantially all of the operating assets of Symphony GenIsis, to a Person other than Isis or an Affiliate of Isis or (ii) distribution in kind of the Symphony GenIsis Shares following the expiration of the Purchase Option.

“Novated and Restated Technology License Agreement” means the Novated and Restated Technology License Agreement, dated as of the Closing Date, among Isis, Symphony GenIsis and Holdings.

“Operative Documents” means, collectively, the Indemnification Agreement, the Holdings LLC Agreement, the Purchase Option Agreement, the Warrant Purchase Agreement, the Registration Rights Agreement, the Subscription Agreement, the Technology License Agreement, the Novated and Restated Technology License Agreement, the RRD Services Agreement, the Research and Development Agreement, the Research Cost Sharing and Extension Agreement, the Amended and Restated Research and Development Agreement, the Confidentiality Agreement, and each other certificate and agreement executed in connection with any of the foregoing documents.

“Organizational Documents” means any certificates or articles of incorporation or formation, partnership agreements, trust instruments, bylaws or other governing documents.

“Partial Stock Payment” has the meaning set forth in Section 3(a)(iii) of the Purchase Option Agreement.

“Party(ies)” means, for each Operative Document or other agreement in which it appears, the parties to such Operative Document or other agreement, as set forth therein.  With respect to any agreement in which a provision is included therein by reference to a provision in another agreement, the term “Party” shall be read to refer to the parties to the document at hand, not the agreement that is referenced.

“Payment Terms” has the meaning set forth in Section 8.2 of the Amended and Restated Research and Development Agreement.

“Percentage” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Permitted Investments” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Permitted Lien” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Personnel” of a Party means such Party, its employees, subcontractors, consultants, representatives and agents.

“Prime Rate” means the quoted “Prime Rate” at JPMorgan Chase Bank or, if such bank ceases to exist or is not quoting a base rate, prime rate reference rate or similar rate for United States dollar loans, such other major money center commercial bank in New York City selected by the Manager.

“Products” means an ApoB Product, a GCCR Product and/or a GCGR Product.

“Profit” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Programs” means the ApoB Program, the GCCR Program and/or the GCGR Program.

“Program-Specific Patents” means

(a)           any and all patents, patent applications and invention disclosures Controlled by Licensor prior to the unexercised expiration or termination of the Purchase Option that claim any composition of matter comprising, or method of using, an ASO targeting any of ApoB, GCCR or GCGR, including but not limited to, the patents and patent applications listed on Annex C to the Novated and Restated Technology License Agreement;

(b)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) filed prior to the unexercised expiration or termination of the Purchase Option; and

(c)           any and all reissues, continuations, divisionals, continuations-in-part, reexaminations, renewals, substitutes, extensions or foreign counterparts of the patents, patent applications and invention disclosures described in (a) or (b) filed after the unexercised expiration or termination of the Purchase Option but solely to the extent the subject matter in such any continuation-in-part embodyies Licensed Know-How or has been disclosed in the patents or patent applications described in (a) or (b).

“Protocol” means a written protocol that meets the substantive requirements of Section 6 of the ICH Guideline for Good Clinical Practice as adopted by the FDA, effective May 9, 1997 and is included within the Development Plan or later modified or added to the Development Plan pursuant to the Amended and Restated Research and Development Agreement.

“Public Companies” has the meaning set forth in Section 5(e) of the Purchase Option Agreement.

“Purchase Option” has the meaning set forth in Section 1(a) of the Purchase Option Agreement.

“Purchase Option Agreement” means this Purchase Option Agreement dated as of the Closing Date, among Isis, Holdings and Symphony GenIsis.

“Purchase Option Closing” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Closing Date” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Commencement Date” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Purchase Option Exercise Date” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Exercise Notice” has the meaning set forth in Section 2(a) of the Purchase Option Agreement.

“Purchase Option Interim Date” has the meaning set forth in Section 2(b)(i) of the Purchase Option Agreement.

“Purchase Option Period” has the meaning set forth in Section 1(c)(iii) of the Purchase Option Agreement.

“Purchase Price” has the meaning set forth in Section 2(b) of the Purchase Option Agreement.

“Put Option” has the meaning set forth in Section 2A of the Purchase Option Agreement.

“Put Option Exercise Notice” has the meaning set forth in Section 2A of the Purchase Option Agreement.

“QA Audits” has the meaning set forth in Section 6.5 of the Amended and Restated Research and Development Agreement.

“Quarterly Price” has the meaning set forth in Section 2(b)(i) of the Purchase Option Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date, between Isis and Holdings.

“Registration Statement” has the meaning set forth in Section 1(b) of the Registration Rights Agreement.

“Regulatory Authority” means the United States Food and Drug Administration, or any successor agency in the United States, or any health regulatory authority(ies) in any other country that is a counterpart to the FDA and has responsibility for granting registrations or other regulatory approval for the marketing, manufacture, storage, sale or use of drugs in such other country.

“Regulatory Allocation” has the meaning set forth in Section 3.06 of the Holdings LLC Agreement.

“Regulatory Files” means any IND, NDA or any other filings filed with any Regulatory Authority with respect to the Programs.

“Representative” of any Person means such Person’s shareholders, principals, directors, officers, employees, members, managers and/or partners.

“Research” means research, including gene function, gene expression and target validation research, which may include small pilot toxicology studies but excludes IND-Enabling Studies or dosing humans.  Research does not include commercialization.

“Research Cost Sharing and Extension Agreement” means the Research Cost Sharing and Extension Agreement dated as of the Closing Date, among Isis, Holdings and Symphony GenIsis, Inc..

“Research and Development Agreement” means the Research and Development Agreement dated as of the Closing Date, between Isis and Holdings.

“RRD” means RRD International, LLC, a Delaware limited liability company.

“RRD FTE Budget” means the budget attached to the RRD Services Agreement as Exhibit 3 thereto.

“RRD Indemnified Party” has the meaning set forth in Section 10(a) of the RRD Services Agreement.

“RRD Investment Personnel” has the meaning set forth in Section 1(a)(v) of the RRD Services Agreement.

“RRD Loss” has the meaning set forth in Section 10(a) of the RRD Services Agreement.

“RRD Personnel” has the meaning set forth in Section 1(a)(ii) of the RRD Services Agreement.

“RRD Services Agreement” means the RRD Services Agreement between Symphony GenIsis and RRD, dated as the Closing Date, 2006.

“Schedule K-1” has the meaning set forth in Section 9.02(a) of the Holdings LLC Agreement.

“Scheduled Meeting” has the meaning set forth in Paragraph 6 of Annex B of the Amended and Restated Research and Development Agreement.

“Scientific Discontinuation Event” has the meaning set forth in Section 4.2(c) of the Amended and Restated Research and Development Agreement.

“SCP” means Symphony Capital Partners, L.P., a Delaware limited partnership.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Stockholder Questionnaire” has the meaning set forth in Section 4(a) of the Registration Rights Agreement.

“Shareholder” means any Person who owns any Symphony GenIsis Shares.

“Solvent” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“SSP” means Symphony Strategic Partners, LLC, a Delaware limited liability company.

“Stock Payment Date” has the meaning set forth in Section 2 of the Subscription Agreement.

“Stock Purchase Price” has the meaning set forth in Section 2 of the Subscription Agreement.

“Subcontracting Agreement” has the meaning set forth in Section 6.2 of the Amended and Restated Research and Development Agreement.

“Sublicensed Intellectual Property” has the meaning set forth in Section 3.2 of the Novated and Restated Technology License Agreement.

“Sublicense Obligations” has the meaning set forth in Section 3.2 of the Novated and Restated Technology License Agreement.

“Subscription Agreement” means the Subscription Agreement between Symphony GenIsis and Holdings, dated as the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (b) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Entity” means the surviving legal entity which is surviving entity to Isis after giving effect to a Change of Control.

“Symphony Capital” means Symphony Capital LLC, a Delaware limited liability company.

“Symphony Fund(s)” means Symphony Capital Partners, L.P., a Delaware limited partnership, and Symphony Strategic Partners, LLC, a Delaware limited liability company.

“Symphony GenIsis” means Symphony GenIsis, Inc., a Delaware corporation.

“Symphony GenIsis Auditors” has the meaning set forth in Section 5(b) of the RRD Services Agreement.

“Symphony GenIsis Board” means the board of directors of Symphony GenIsis.

“Symphony GenIsis By-laws” means the By-laws of Symphony GenIsis, as adopted by resolution of the Symphony GenIsis Board on the Closing Date.

“Symphony GenIsis Charter” means the Amended and Restated Certificate of Incorporation of Symphony GenIsis, dated as of the Closing Date.

“Symphony GenIsis Director Event” has the meaning set forth in Section 3.01(h)(i) of the Holdings LLC Agreement.

“Symphony GenIsis Enhancements” means findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes to the Licensed Know-How, Regulatory Files, Products or the Programs, made by or on behalf of Symphony GenIsis during the Term, in each case whether or not patentable, including any such findings, improvements, discoveries, inventions, additions, modifications, enhancements, derivative works, clinical development data, or changes related to data and information generated or derived by RRD and assigned to Symphony GenIsis pursuant to Section 12 of the RRD Services Agreement.

“Symphony GenIsis Equity Securities” means the Common Stock and any other stock or shares issued by Symphony GenIsis.

“Symphony GenIsis Loss” has the meaning set forth in Section 10(b) of the RRD Services Agreement.

“Symphony GenIsis Shares” has the meaning set forth in Section 2.02 of the Holdings LLC Agreement.

“Tangible Materials” means any tangible documentation, whether written or electronic, existing as of the Closing Date or during the Term, that is Controlled by the Licensor, embodying or relating to the Licensed Intellectual Property, Regulatory Files, Products or the Programs, including, but not limited to, safety, efficacy or other data related to the Products or Programs, documentation, patent applications and invention disclosures.

“Tax Amount” has the meaning set forth in Section 4.02 of the Holdings LLC Agreement.

“Technology License Agreement” means the Technology License Agreement, dated as of the Closing Date, between Isis and Holdings.

“Term” has the meaning set forth in Section 4(b)(iii) of the Purchase Option Agreement, unless otherwise stated in any Operative Document.

“Territory” means the world.

“Third Party IP” has the meaning set forth in Section 2.9 of the Novated and Restated Technology License Agreement.

“Third Party Licensor” means a third party from which Isis has received a license or sublicense to Licensed Intellectual Property.

“Transfer” has for each Operative Document in which it appears the meaning set forth in such Operative Document.

“Transferee” has, for each Operative Document in which it appears, the meaning set forth in such Operative Document.

“Voluntary Bankruptcy” has the meaning set forth in Section 1.01 of the Holdings LLC Agreement.

“Warrant Closing” has the meaning set forth in Section 2.03 of the Warrant Purchase Agreement.

“Warrant Date” has the meaning set forth in Section 2.02 of the Warrant Purchase Agreement.

“Warrant Purchase Agreement” means the Warrant Purchase Agreement, dated as of the Closing Date, between Isis and Holdings.

“Warrant Shares” has the meaning set forth in Section 2.01 of the Warrant Purchase Agreement.

“Warrant Surrender Price” has the meaning set forth in Section 7.08 of the Warrant Purchase Agreement.

“Warrants” has the meaning set forth in Section 2.01 of the Warrant Purchase Agreement.

EXHIBIT 1

PURCHASE EXERCISE NOTICE

               , 20

Attention:

Ladies and Gentlemen:

Reference is hereby made to that certain Purchase Option Agreement dated as of April 7, 2006 (the “Purchase Option Agreement”) by and among Isis Pharmaceuticals, Inc., a Delaware corporation (“Isis”), Symphony GenIsis Holdings LLC, a Delaware limited liability company, and Symphony GenIsis, Inc., a Delaware corporation.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Purchase Option Agreement.

Pursuant to Section 2(a) of the Purchase Option Agreement, Isis hereby irrevocably notifies you that it hereby exercises the Purchase Option.

Subject to the terms set forth therein, Isis hereby affirms the representations and warranties set forth in Section 3(a) of the Purchase Option Agreement, as of the date hereof.

Isis estimates that the Purchase Option Closing Date will be                       .

The Purchase Price will be $                           .

[Isis intends to pay              % of the Purchase Price in Isis Common Stock.]

Very truly yours,

ISIS PHARMACEUTICALS, INC.

By:
	Name:	[B. Lynne Parshall, J.D].
	Title:	[Executive Vice President, Chief Financial Officer and Secretary]

EXHIBIT 2

[FORM OF OPINION OF ISIS’ GENERAL COUNSEL]

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